Exhibit 21.1

List of Subsidiaries of Madison Air Solutions Corporation

Subsidiary	Place of Formation
Broan-NuTone LLC	Delaware
Delta T, LLC (d/b/a Big Ass Fans, LLC)	Kentucky
Madison IAQ LLC	Delaware
Nortek Air Solutions, LLC	Delaware
Nortek, Inc.	Delaware
Research Products Corporation	Wisconsin

In accordance with Item 601(b)(21) of Regulation S-K, the company has omitted from this Exhibit the names of its subsidiaries which, considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.